Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Santa Fe Financial Corporation
File No. 0-6877

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Santa Fe Financial Corporation (the “Company”) for the event that occurred on January 17, 2017 and we agree with the statements concerning our Firm contained in the first paragraph therein. We have no basis to agree or disagree with the other statements.

BPM LLP